EXHIBIT 99.1

               MPOWER RECAPITALIZATION PLAN APPROVED BY THE COURT

     Company Expects to Emerge from Chapter 11 on July 30 with 90% Less Debt

ROCHESTER, NY - July 17, 2002 - Mpower Holding Corporation (OTC:MPWRQ), a facilities-based broadband communications provider, announced today that the U.S. Bankruptcy Court for the District of Delaware has approved its pre-negotiated recapitalization plan which will retire approximately 90% of the company's debt and 100% of its preferred stock. As a result, Mpower Holding and its subsidiary Mpower Communications Corp., expect to emerge from Chapter 11 on or about July 30, the date its recapitalization plan is scheduled to become effective.

Mpower's pre-negotiated recapitalization plan, which was filed with the court on April 8, 2002 with the support of the company's 2010 Senior Noteholders and preferred shareholders, eliminates $583.4 million in debt and preferred stock, as well as the associated annual interest and dividend payments. In exchange, Mpower Holding's 2010 Senior Noteholders received $19 million in cash, and 85% of the recapitalized company's outstanding common stock. The company's preferred and common stockholders receive 13.5% and 1.5% respectively of the common stock of the recapitalized company. In addition, the recapitalization plan provides for an employee stock option plan for up to 10% of the common stock of the recapitalized company, including existing options issued and outstanding on the effective date of the plan.

"We are pleased to have successfully completed our goal of strengthening Mpower's balance sheet while maintaining our commitment to our customers," stated Mpower Holding Chairman and Chief Executive Officer Rolla P. Huff. "With a well-conceived, pre-negotiated recapitalization plan, we have been able to advance through the process quickly and efficiently and we believe we will emerge as a financially stronger company. We extend our greatest appreciation to our employees, customers and suppliers, whose support has been essential to the success of this process. We expect our renewed financial health will be helpful in our discussions with our existing and potential new equity holders, as well as potential new lenders, as we pursue additional financing opportunities to support our future growth."

Mpower Holding's new common stock will be listed on the NASD Over the Counter Bulletin Board and is expected to be open for trading on the effective date of the plan. Any Mpower Holding stock purchased prior to the effective date will be subject to the dilution associated with the recapitalization plan. Mpower Holding and Continental Stock Transfer and Trust Company, the transfer agent for Mpower Holding's common stock, will be sending to the registered holders of Mpower Holding's 2010 Notes, preferred stock and common stock, instructions on how to exchange their existing notes and stock certificates to receive the common stock of the recapitalized company.

Upon the effectiveness of the recapitalization plan, Mpower Holding's Board of Directors will consist of the following members: Rolla P. Huff, Chairman of the Board and Chief Executive Officer of Mpower Holding and Mpower Communications; Joseph M. Wetzel, President and Chief Operating Officer of Mpower Holding and Mpower Communications; Michael E. Cahr, President and CEO of Saxony Consultants, Inc.; Michael M. Earley, a business consultant; Robert M. Pomeroy, former senior analyst at Goldman Sachs and CPA; Richard L. Shorten, Jr., Managing Director of Pacific Alliance Limited, LLC.

About Mpower
Mpower Holding Corporation is the parent company of Mpower Communications Corp., a facilities-based broadband communications provider offering a full range of data, telephony, Internet access and Web hosting services for small and medium-size business customers. Further information about the company can be found at www.mpowercom.com.

Forward-Looking Statements
Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Mpower Holding Corporation cautions investors that certain statements contained in this press release that state management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Management wishes to caution the reader these forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties including, but not limited to, final effectiveness of the proposed recapitalization plan in accordance with all relevant bankruptcy laws, projections of future sales, market acceptance of our product offerings, our ability to secure adequate financing or equity capital to fund our operations, network expansion and proposed recapitalization plan, our ability to manage rapid growth and maintain a high level of customer service, the performance of our network and equipment, the cooperation of incumbent local exchange carriers in provisioning lines and interconnecting our equipment, regulatory approval processes, changes in technology, price competition and other market conditions and risks detailed from time to time in Mpower's Securities and Exchange Commission filings.

Contacts
Investor Relations Inquiries:               Media Inquiries:
Gregg Clevenger                             Michele Sadwick
Chief Financial Officer                     Vice President
(716) 218-6547                              (716) 218-6542
invest@mpowercom.com                        msadwick@mpowercom.com